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                                                                   EXHIBIT 10.24


                                                                   DRAFT 4/26/99


                   THE GOLDMAN SACHS 1999 STOCK INCENTIVE PLAN
                         1999 DISCRETIONARY OPTION AWARD


            This Award Agreement sets forth the terms and conditions of an Award granted to you under The Goldman Sachs 1999 Stock Incentive Plan (the "Plan"), of options ("Options") to purchase shares of Common Stock ("Shares").

            1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement which are not defined in this Award Agreement, or in the attached Glossary of Terms, have the meanings as used or defined in the Plan.

            2. Award. A statement separately delivered to you sets forth (i) the date of grant of the Options (the "Date of Grant"), (ii) the number of Shares underlying the Options, and (iii) the exercise price of each Option (the "Exercise Price"). Until the Shares are delivered to you pursuant to Paragraph 6, you have no rights as a shareholder of GS Inc. THIS AWARD IS SUBJECT TO ALL TERMS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN PARAGRAPH 15. BY OPENING THE CUSTODY ACCOUNT REFERRED TO IN PARAGRAPH 6, YOU WILL HAVE CONFIRMED YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THIS AWARD AGREEMENT.

            3. Expiration Date. Notwithstanding anything to the contrary in this Award Agreement, the Options shall expire and no longer be exercisable on the tenth anniversary of the Date of Grant (the "Expiration Date"), subject to earlier termination as provided in this Award Agreement, or otherwise in accordance with the Plan.

            4. Vesting.

            (a) In General. Except as provided below in Paragraphs 4(b) and 4(c), the Options shall vest in equal installments (subject to rounding in the discretion of the Committee to avoid the vesting of fractional options) on each Vesting Date.

            (b) Death. Notwithstanding any other provision of this Award Agreement, if you die prior to the last Vesting Date, and provided your rights in respect of the outstanding Options have not previously terminated, any Options that have not vested shall immediately vest.

            (c) Termination of Options Upon Certain Events. Unless the Committee determines otherwise, and except as provided in Paragraph 5(f), your rights in respect of any outstanding unvested Options shall immediately terminate if:

            (i) at any time prior to the relevant Vesting Date:


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            (A) your Employment with the Firm is terminated for any reason, or you are otherwise no longer actively employed with the Firm (except as provided in Paragraphs 4(b) or 4(d)); or

            (B) any of the items that constitute Cause have occurred; or

            (C) you attempt to have any dispute under this Award Agreement resolved in any manner that is not provided for by Paragraph 15; or

            (ii) you fail to certify to GS Inc., in accordance with procedures established by the Committee, with respect to each relevant Vesting Date that you have complied, or the Committee determines that you in fact have failed as of the relevant Vesting Date to comply, with all the terms and conditions of this Award Agreement.

            (d) Extended Absence and Retirement.

            (i) If your Employment with the Firm is terminated by reason of Extended Absence or Retirement, and provided your rights with respect to any outstanding unvested Options have not previously terminated, the condition set forth in Paragraph 4(c)(i)(A) shall be waived but all other conditions of this Award Agreement shall continue to apply.

            (ii) Without limiting the application of Paragraphs 4(c)(i)(B) and
(C) and Paragraph 4(c)(ii), unless the Committee determines otherwise, your rights in respect of any outstanding unvested Options shall immediately terminate if, following the termination of your Employment with the Firm by reason of Extended Absence or Retirement:


            (A) you (1) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or
      (2) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (x) which is similar or substantially related to any activity in which you were engaged, in whole or in part, at the Firm, (y) for which you had direct or indirect managerial or supervisory responsibility at the Firm or (z) which calls for the application of the same or similar specialized knowledge or skills as those utilized by you in your activities with the Firm, at any time during the one-year period immediately prior to termination of your Employment (or, in the case of an action taken prior to termination of your Employment, during the one-year period immediately prior to such action), and, in any such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Firm or the Competitive Enterprise. (By way of example only, this provision would preclude an "advisory" investment banker from joining a leveraged-buyout firm, a research analyst from becoming a proprietary trader or joining a hedge fund, or an information systems professional from joining a management or other consulting firm and providing information technology consulting services or advice to any Competitive Enterprise.); or



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            (B) you in any manner, directly or indirectly, (1) Solicit any
      Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm or (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any such Client or (3) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise.

            5. Exercisability of Vested Options.

            (a) Options that are not vested may not be exercised. Vested Options may be exercised in accordance with procedures established by the Committee. The Committee may from time to time prescribe periods during which the vested Options shall not be exercisable.

            (b) Unless the Committee determines otherwise, and except as provided in Paragraph 5(f), any outstanding vested Options shall cease to be exercisable, and your rights in respect of such Options shall immediately terminate, if prior to the exercise of such Options:

            (i) any of the events specified in Paragraph 4(c)(i)(B) or (C), or Paragraph 4(d)(ii)(A) or (B), have occurred; or

            (ii) you fail to certify to GS Inc., in accordance with procedures established by the Committee, with respect to each Option exercise date that you have complied, or the Committee determines that you in fact have failed as of such Option exercise date to comply, with all the terms and conditions of this Award Agreement. By accepting the delivery of Shares upon exercise of any Options, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of this Award Agreement.

            (c) Death. If you die, provided your rights in respect of the vested Options have not previously terminated, any outstanding vested Options shall be exercisable by your designated beneficiary, or, if none, the persons determined by the Committee in accordance with Paragraph 8, for a period of one year following the date of your death, but in no event later than the Expiration Date, and shall thereafter terminate.

            (d) Extended Absence and Retirement. If your Employment with the Firm is terminated by reason of Extended Absence or Retirement, and provided your rights in respect of any outstanding Options have not previously terminated, then the Options, to the extent such Options are or become vested, shall be exercisable (subject to the satisfaction of all terms and conditions of this Award Agreement, including Paragraph 5(b)) until the later of (i) the expiration of the one-year period following the last Vesting Date, or (ii) the expiration of the one-year period following the date of your termination of Employment, but in no event later than the Expiration Date, and shall thereafter terminate.

            (e) Other Terminations. Except as provided in Paragraph 5(f), upon the termination of your Employment for any reason other than death, Cause, Extended Absence or Retirement, any vested Options shall remain exercisable (subject to the satisfaction of all terms and conditions of this Award Agreement, including Paragraph 5(b)) for 90 days following such termination of Employment (or


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if you die within such 90-day period, for one year from your date of death), but in no event later than the Expiration Date, and shall thereafter terminate.

            (f) Change in Control. Notwithstanding anything to the contrary in this Award Agreement, in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate Employment with the Firm for Good Reason, any unvested Options with respect to which your rights have not terminated shall vest and all unexercised outstanding Options shall be exercisable for a period of one year following such termination of Employment, but in no event later than the Expiration Date, and shall thereafter terminate.

            6. Delivery. Unless otherwise determined by the Committee, or as otherwise provided in this Award Agreement, and except as provided in Paragraphs 9 and 10, upon receipt of payment of the Exercise Price for Shares subject to Options, delivery of Shares shall be effected by book-entry credit to a custody account (the "Custody Account") maintained by you with The Chase Manhattan Bank or such successor custodian as may be designated by GS Inc. No delivery of Shares shall be made unless you have timely established the Custody Account. You shall be the beneficial owner of any Shares properly credited to the Custody Account. You shall have no right to any dividend or distribution with respect to such Shares if the record date for such dividend or distribution is prior to the date the Custody Account is properly credited with such Shares. The Firm may deliver cash in lieu of all or any portion of the Shares otherwise deliverable in accordance with this Paragraph 6.

            7. Repayment. If, following the exercise of any Options, the Committee determines that all terms and conditions of this Award Agreement in respect of such exercise were not satisfied, the Firm shall be entitled to receive, and you shall be obligated to pay the Firm immediately upon demand therefor, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the Shares that were delivered in respect of such exercised Options over the Exercise Price paid therefor and without reduction for any Shares applied to satisfy withholding tax or other obligations in respect of such Shares.


            8. Non-transferability; Beneficiary Designation. Except as may otherwise be provided by the Committee, the limitations set forth in Section 3.4 of the Plan shall apply. Any assignment (as defined in Section 3.4 of the Plan) in violation of the provisions of this Paragraph 8 shall be void. You may designate, in accordance with procedures established by the Committee, a beneficiary or beneficiaries to receive all or part of the amounts to be paid under this Award Agreement in the event of your death. A designation of a beneficiary may be replaced by a new designation or may be revoked by you at any time in accordance with procedures established by the Committee. In the event of your death, such beneficiary or, if no designation of beneficiary has been made, the legal representative of your estate, or those persons succeeding to the rights of such legal representative, may exercise, in accordance with the terms of this Award Agreement, any outstanding Options which are vested (including those which have become vested under Paragraph 4(b)), exercisable and have not expired or otherwise terminated. The determination by the Committee of the persons entitled to exercise any Options following your death shall be binding and conclusive on all persons. A beneficiary or estate shall have no rights under this Award Agreement other than the right, subject to the immediately preceding sentence, to exercise Options in accordance with this Paragraph 8.



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            9. Withholding, Consents and Legends.

            (a) The delivery of Shares upon exercise of Options is conditioned on your satisfaction of any applicable withholding taxes (in accordance with Section 3.2 of the Plan, provided that the Committee may determine not to apply the minimum withholding rate specified in Section 3.2.2 of the Plan).

            (b) Your rights in respect of the Options are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as defined in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable (including, without limitation, your consenting (i) to the Firm's supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan and (ii) to deductions from your wages, or other arrangements satisfactory to the Committee, to reimburse the Firm for advances made on your behalf to satisfy certain withholding and other tax obligations in connection with this Award).

            (c) If you are or become a Managing Director, your rights in respect of the Options are conditioned on your becoming a party to any shareholders' agreement to which other similarly situated employees of the Firm are a party.

            (d) GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.

            10. Right of Offset. GS Inc. (and any of its affiliates or subsidiaries) shall have the right to offset against the obligation to deliver Shares (or cash) under this Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, or amounts repayable to the Firm pursuant to tax equalization, housing, automobile or other employee programs) you then owe to the Firm and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

            11. No Rights to Continued Employment. Nothing in this Award Agreement or the Plan shall be construed as giving you any right to continued Employment by the Firm or affect any right which the Firm may have to terminate or alter the terms and conditions of your Employment.

            12. Successors and Assigns of GS Inc. The terms and conditions of this Award Agreement shall be binding upon and shall inure to the benefit of GS Inc. and its successors and assigns.

            13. Committee Discretion. The Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.

            14. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect;


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provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and
Section 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent (or the consent of your beneficiary or estate, if applicable), except that the Committee reserves the right to accelerate the vesting of the Options and in its discretion provide that Shares acquired pursuant to the exercise of Options may not be transferable until the relevant Vesting Dates (and that in respect of such Shares you may remain subject to the repayment obligations of Paragraph 7 in the circumstances under which the Option would not have vested or become exercisable pursuant to Sections 4 or 5). Any amendment of this Award Agreement shall be in writing signed by the Chief Executive Officer of GS Inc. or his or her designee.


            15. Arbitration; Choice of Forum. (a) Any dispute, controversy or claim between the Firm and you, arising out of or relating to or concerning the Plan or this Award Agreement, shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the "NYSE") or, if the NYSE declines to arbitrate the matter, the American Arbitration Association (the "AAA") in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by you must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This paragraph is subject to the provisions of clauses (b) and (c) below.

            (b) THE FIRM AND YOU HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO PARAGRAPH 15(a) OF THIS AWARD AGREEMENT. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Firm and you acknowledge that the forum designated by this Paragraph 15(b) has a reasonable relation to the Plan, this Award Agreement, and to your relationship with the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Paragraph 15.

            (c) The agreement by you and the Firm as to forum is independent of the law that may be applied in the action, and you and the Firm agree to such forum even if the forum may under applicable law choose to apply non-forum law. You and the Firm hereby waive, to the fullest extent permitted by applicable law, any objection which you or the Firm now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Paragraph 15(b). You and the Firm undertake not to commence any action arising out of or relating to or concerning this Award Agreement in any forum other than a forum described in this Paragraph 15. You and the Firm agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon you and the Firm.

            (d) You irrevocably appoint the General Counsel of GS Inc. as your agent for service of process in connection with any action or proceeding arising out of or relating to or concerning


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this Award Agreement which is not arbitrated pursuant to the provisions of
Paragraph 15(a), who shall promptly advise you of any such service of process.

            (e) You hereby agree to keep confidential the existence of, and any information concerning, a dispute described in this Paragraph 15, except that you may disclose information concerning such dispute to the arbitrator or court that is considering such dispute or to your legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

            (f) You recognize and agree that prior to the grant of this Award you have no right to any benefits hereunder. Accordingly, in consideration of the receipt of this Award, you expressly waive any right to contest the amount of this Award, terms of this Award Agreement, any determination, action or omission hereunder or under the Plan by the Committee, GS Inc. or the Board, or any amendment to the Plan or this Award Agreement (other than an amendment to which your consent is expressly required by Paragraph 14).

            16. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

            17. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.



            IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of __________, 1999.



                                    THE GOLDMAN SACHS GROUP, INC.

                                    By: ____________________________


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                                GLOSSARY OF TERMS

      Solely for purposes of the 1999 Discretionary RSU Award Agreement and the 1999 Discretionary Option Award Agreement, granted under the Goldman Sachs 1999 Stock Incentive Plan (the "Plan"), the following terms shall have the meanings set forth below. Capitalized terms not defined in this Glossary of Terms shall have the meanings as used or defined in the applicable Award Agreement or the Plan.


            "CAUSE" means (i) your conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (ii) your engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act); (iii) your willful or grossly negligent failure to perform your duties to the Firm;
      (iv) your violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which GS Inc. or any of its subsidiaries or affiliates is a member; (v) your violation of any Firm policy concerning hedging or confidential or proprietary information, or your material violation of any other Firm policy as in effect from time to time; (vi) your engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm; or
      (vii) your engaging in any conduct detrimental to the Firm. The determination as to whether "Cause" has occurred shall be made by the Committee in its sole discretion. The Committee shall also have the authority in its sole discretion to waive the consequences under the Plan or any Award Agreement of the existence or occurrence of any of the events, acts or omissions constituting "Cause".

            "CHANGE IN CONTROL" means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a "Reorganization") or sale or other disposition of all or substantially all of GS Inc.'s assets to an entity that is not an affiliate of GS Inc. (a "Sale"), that in each case requires the approval of GS Inc.'s stockholders under the law of GS Inc.'s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (i) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS
      Inc. in a Sale (in either case, the "Surviving Entity"), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of the Plan) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the "Parent Entity"), is represented by GS Inc.'s securities (the "GS Inc.
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                                                                   DRAFT 4/26/99


      Securities") that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (ii) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board's approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the "Incumbent Directors") who either (1) were members of the Board on the date of the Award or (2) became directors subsequent to the date of the Award and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.'s proxy statement in which such persons are named as a nominee for director).

            "CLIENT" means any client or prospective client of the Firm to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Firm.

            "COMPETITIVE ENTERPRISE" means a business enterprise that (i) engages in any activity, or (ii) owns or controls a significant interest in any entity that engages in any activity, that, in either case, competes anywhere with any activity in which the Firm is engaged. The activities covered by the previous sentence include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than you and members of your family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.

            "EXTENDED ABSENCE" means you are unable to perform for six continuous months, due to illness, injury or pregnancy-related complications, substantially all the essential duties of your occupation, as determined by the Committee.

            "GOOD REASON" means (i) as determined by the Committee, a materially adverse alteration in the your position or in the nature or status of your responsibilities from those in effect immediately prior to the Change in Control, or (ii) the Firm's requiring your principal place of Employment to be located more than seventy-five (75) miles from the location where you are principally Employed at the time of the Change in Control (except for required travel on the Firm's business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change in Control).

            "RETIREMENT" means termination of your Employment on or after the date on which (i) you have attained age 55 with 5 years of service with the Firm, or (ii) the sum of (I) your age and (II) 1.5 times your years of service with the Firm, is equal to or greater than 80.


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            "SOLICIT" means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

            "VESTING DATE" means the first day of each Window Period that begins on or immediately follows each of the third, fourth and fifth anniversaries of the consummation of the initial public offering of Shares.

            "WINDOW PERIOD" means a period designated by the Committee during which employees of the Firm generally are permitted to purchase or sell Shares.


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